EXHIBIT 11
                         PREMARK INTERNATIONAL, INC.
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS


                                                 1995      1994       1993
(Dollars in millions, shares in thousands)    --------   --------   --------

Earnings
  Income from continuing operations           $  78.9    $  70.8    $  50.5
  Income from discontinued operations           177.0      154.7      122.0
                                              --------   --------   --------
    Income from operations                      255.9      225.5      172.5
  Costs to effect the
    business discontinuance                     (18.3)       -          -
                                              --------   --------   --------
      Net income                              $ 237.6    $ 225.5    $ 172.5
                                              ========   ========   ========


PRIMARY METHOD
  Shares
    Cumulative average outstanding shares      61,526     63,637     63,684
    Common equivalent shares                    2,304      2,891      3,359
                                              --------   --------   --------
    Weighted average number of common
      shares and common equivalent
      shares outstanding                       63,830     66,528     67,043
                                              ========   ========   ========

  Primary earnings per share:
    Income from continuing operations         $  1.24    $  1.06    $  0.75
    Income from discontinued operations          2.77       2.33       1.82
                                              --------   --------   --------
        Income from operations                   4.01       3.39       2.57
    Costs to effect the
      business discontinuance                   (0.29)       -          -
                                              --------   --------   --------
        Net income                            $  3.72    $  3.39    $  2.57
                                              ========   ========   ========


FULLY DILUTED METHOD
  Shares
    Cumulative average outstanding shares      61,526     63,637     63,684
    Common equivalent shares                    2,331      2,928      3,544
                                              --------   --------   --------
    Weighted average number of common
      shares and common equivalent
      shares outstanding                       63,857     66,565     67,228
                                              ========   ========   ========

  Fully diluted earnings per share:
    Income from continuing operations         $  1.24    $  1.06    $  0.75
    Income from discontinued operations          2.77       2.33       1.82
                                              --------   --------   --------
        Income from operations                $  4.01    $  3.39    $  2.57
      Costs to effect the
        business discontinuance                 (0.29)       -          -
                                              --------   --------   --------
          Net income                          $  3.72    $  3.39    $  2.57
                                              ========   ========   ========